Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Greenland Technologies Holding Corporation

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. [    ]-[xxxxxx]) of Greenland Technologies Holding Corporation of our report dated March 31, 2021 and its subsidiaries which appears in this Form 10-K.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

San Mateo, California

March 31, 2021